AGREEMENT AND PLAN OF MERGER OF
                           MIDLANTIC CORPORATION
                      WITH AND INTO PNC BANCORP, INC.

                 AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 10, 1995, by and between MIDLANTIC CORPORATION ("MC"), a New Jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818 and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation having its registered office at 222 Delaware Avenue, Wilmington, Delaware 19899, and joined in by PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265.

                                 WITNESSETH

                 WHEREAS, the respective Boards of Directors of MC, Bancorp and PNC deem the merger of MC with and into Bancorp, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of MC, Bancorp and PNC have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                 ARTICLE I
                                   MERGER

                 Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), MC shall be merged with and into Bancorp, pursuant to the provisions of, and with the effect provided in, Chapter 10 of the New Jersey Business Corporation Act, N.J. Rev. Stat. SECTION 14A:10-1 et seq. and 8 Del. Code Ch. 1, subchapter IX (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of MC shall cease and Bancorp, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Bancorp as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

                                 ARTICLE II
                  CERTIFICATE OF INCORPORATION AND BY-LAWS

                 The Certificate of Incorporation and the By-Laws of Bancorp in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                ARTICLE III
                             BOARD OF DIRECTORS

                 On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Bancorp immediately prior to the Effective Date.

                                 ARTICLE IV
                                  CAPITAL

                 The shares of capital stock of the Surviving
          Corporation issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                 ARTICLE V
                       CONVERSION AND EXCHANGE OF MC
                     SHARES; FRACTIONAL SHARE INTERESTS

                 1. On the Effective Date, each share of the common stock of MC, par value $3 per share ("MC Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article), including each attached right issued pursuant to the Rights Agreement dated as of February 23, 1990 between MC and Midlantic Bank, N.A. (as amended), shall by virtue of the Merger be converted into 2.05 shares of common stock, par value $5 per share, of PNC ("PNC Common Stock").

                 2.  On the Effective Date, all shares of MC
          Common Stock held in the treasury of MC or owned beneficially by any subsidiary of MC other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of MC Common Stock owned by PNC or owned beneficially by any subsidiary of PNC other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

                 3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of MC Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to PNC or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of PNC Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash to be paid pursuant to Paragraph 7 of this Article V, without interest, to which such holder is entitled. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of PNC Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to PNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PNC Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of MC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of PNC Common Stock until PNC has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of MC Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of PNC or its agent that such taxes are not payable.

                 4. Upon the Effective Date, the stock transfer books of MC shall be closed and no transfer of MC Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither PNC or its agent nor any party to the Merger shall be liable to a holder of MC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 5.  In the event that prior to the Effective
          Date the outstanding shares of PNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in PNC's capitalization, all without PNC receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of PNC Common Stock to be thereafter delivered pursuant to this Plan of Merger.

                 6.  On the Effective Date, MC's obligations
          under its Incentive Stock and Stock Option Plan (1986) (the "1986 Plan") with respect to stock options granted thereunder to any person who is, on the date MC's shareholders approved the Merger, subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of MC (an "Insider") shall, as to the portion of the MC Option that is then exercisable (determined by giving effect to the acceleration provisions of Section 4(d)(ii) of the 1986 Plan but without regard to the acceleration provisions of Section 4(d)(i) of the 1986 Plan) (a "Vested MC Option") be assumed by PNC and each such option shall become an option (a "PNC Option") that entitles such Insider to receive, upon payment of the exercise price,
          2.05 shares of PNC Common Stock for each share of MC Common Stock covered by the Vested MC Option. Each such PNC Option shall be subject to the same terms and conditions as were applicable to the Vested MC Option, except that immediately following the Effective Date, the PNC Option shall be cancelled in exchange for the number of shares of PNC Common Stock having an aggregate "fair market value" equal to the product of
          (1) the number of shares of PNC Common Stock subject to such PNC Option and (2) the excess, if any, of the fair market value of a share of PNC Common Stock on the Effective Date over the exercise price of the PNC Option. The portion of each MC Option held by an Insider that is not a Vested MC Option shall automatically become exercisable in accordance with
          Section 4(d) of the 1986 Plan and shall be cancelled on the Effective Date if not theretofore exercised. Each MC Option held by any person who is not an Insider shall be cancelled at the Effective Date and PNC shall deliver to the holder of each such option, in respect thereof, the number of shares of PNC Common Stock having an aggregate fair market value equal to the product of (1) the number of shares of MC Common Stock subject to such option and (2) the excess, if any, of the fair market value of a share of MC Common Stock on the Effective Date over the exercise price of such option. For purposes of this Paragraph 6, (1) "fair market value" with respect to a share of MC Common Stock shall have the meaning assigned to such term in the 1986 Plan and (2) "fair market value" with respect to a share of PNC Common Stock shall have the meaning ascribed to the term "market value" in Paragraph 7 of this Article.

                 7. Notwithstanding any other provision hereof, each holder of shares or of Stock Options who would otherwise have been entitled to receive a fraction of a share of PNC Common Stock (after taking into account all Certificates delivered by such holder or all shares to be delivered to such holder upon termination of Stock Options) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of PNC Common Stock multiplied by the market value of such Common Stock. The market value of one share of PNC Common Stock on the Effective Date shall be the closing price of such Common Stock in the New York Stock Exchange -- Composite Transactions List (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                 8. The provisions pertaining to Stock Options contained in Paragraphs 6 and 7 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of Stock Options and his or her heirs and representatives.

                                 ARTICLE VI
                        EFFECTIVE DATE OF THE MERGER

                 Certificates of merger evidencing the
          transactions contemplated herein shall be delivered to the Delaware and New Jersey Secretaries of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificates of merger (such date and time being herein referred to as the "Effective Date").

                                ARTICLE VII
                             FURTHER ASSURANCES

                 If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of MC, or otherwise carry out the provisions hereof, the proper officers and directors of MC, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of MC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                ARTICLE VIII
                            CONDITIONS PRECEDENT

                 The obligations of PNC, Bancorp and MC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                 ARTICLE IX
                                TERMINATION

                 Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of MC, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                 ARTICLE X
                               MISCELLANEOUS

                 1.  This Plan of Merger may be amended or
          supplemented at any time prior to its Effective Date by mutual agreement of Bancorp, PNC and MC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

                 2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

                 3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

                 4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Jersey and Delaware applicable to the internal affairs of MC and Bancorp, respectively.

                 IN WITNESS WHEREOF, the parties hereto,
          intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

          Attest                      PNC BANK CORP.

          /s/ William F. Strome       By /s/ Walter E. Gregg, Jr.
          ______________________         _______________________
          William F. Strome              Walter E. Gregg, Jr.
          Secretary                      Executive Vice President

          (SEAL)

          Attest                      PNC BANCORP, INC.

          /s/ William F. Strome       By /s/ Walter E. Gregg, Jr.
          ______________________         ________________________
          William F. Strome              Walter E. Gregg, Jr.
          Assistant Secretary            Executive Vice President

          (SEAL)

          Attest                      MIDLANTIC CORPORATION

          /s/ John M. Sperger         By /s/ Garry J. Scheuring
          ____________________           _______________________
          John M. Sperger                Garry J. Scheuring
          Secretary                      Chairman, President and
                                         Chief Executive Officer

          (SEAL)